Pages where confidential treatment has been requested are stamped ‘Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission,’ and the confidential section has been marked as follows: [***].
Exhibit 10.34
EXECUTION COPY
AMENDED AND RESTATED SPONSORED RESEARCH AGREEMENT
BETWEEN
CERES, INC.
and
TEXAS AGRILIFE RESEARCH
This Amended and Restated Sponsored Research Agreement (“Agreement”) is made and entered into as of September 24, 2011 (the “Effective Date”) by and between Ceres, Inc., a corporation with principal offices in Thousand Oaks, California, a Delaware corporation (“CERES”) and Texas AgriLife Research (“AGRILIFE”) with principal offices in College Station, Texas, a member of The Texas A&M University System (“TAMUS”), an agency of the State of Texas. CERES and AGRILIFE are collectively referred to as “Parties” and individually as a “Party.”
WHEREAS, AGRILIFE and CERES have in common the desire to encourage and facilitate the discovery, dissemination and application of new knowledge, and CERES desires to support said research;
WHEREAS, AGRILIFE, formerly known as The Texas Agricultural Experiment Station, a member of TAMUS (“TAES”), and CERES have conducted such research under that certain Sponsored Research Agreement, dated as of August 29, 2007 (as amended, supplemented and otherwise modified by way of those certain written amendments entered into by the Parties, effective as of June 18, 2008, July 15, 2008, October 22, 2008 and August 29, 2007, the “Original Agreement”);
WHEREAS, the Parties desire to continue to improve germplasm, develop lines and hybrids of sorghum and its interbreeding species and develop DNA markers and marker platform technology to advance the development of biomass/bioenergy crops and enter into a master research agreement to facilitate such activities;
WHEREAS, the Parties desire for CERES to have rights to commercialize such technologies, germplasm and other results arising out of the research conducted by AGRILIFE under this Agreement in connection with the production of bioenergy, biofuels, biochemical, sugar, and other bioproducts; and
WHEREAS, pursuant to Article 16.A of the Original Agreement the Parties desire to amend and restate the Original Agreement in its entirety, incorporating by reference the Appendices to the Original Agreement as provided in Article II.C hereof, and proceed with the Program (as defined below) under this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and premises contained in

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this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
I.	PROJECT MANAGEMENT

A. AGRILIFE will perform research projects as agreed upon by the Parties (each such research project, a “Project,” and all such Projects, together, the “Program”). The proposals for, review of, recommendations to the Executive Committee for approval of, and implementation of the Projects under the Program will be overseen by a committee of four members (the “Management Committee”). Two members will be nominated by each Party to serve on the Management Committee.

B. The Management Committee will be a forum for communication and exchange of information regarding the implementation of the Projects under the Program. It shall have no authority to make any modifications to this Agreement, but may formulate recommendations to change the Projects under the Program or to take advantage of additional funding opportunities and present such recommendations to CERES and AGRILIFE for consideration. AGRILIFE agrees to permit CERES representatives to confer as necessary with Principal Investigators. It is understood and agreed that the Management Committee and CERES representatives have no authority to supervise, direct or control the work performed hereunder.

C. Recommendations of the Management Committee shall be made by unanimous agreement and recorded in a manner prescribed by the Management Committee as a true record of the recommendations. If the Management Committee cannot come to a unanimous agreement on any matter for which it is responsible, then the Management Committee shall refer the matter to the Executive Committee.

D. The Management Committee shall have the discretion to designate any selected gene or group of genes as a cloning target (“Cloning Target”). The Management Committee shall also have the discretion to decide that a selected gene or group of genes is no longer a Cloning Target. The selection or deselection of a Cloning Target will be communicated to all Principal Investigators conducting Projects under the Agreement at the time of such selection or deselection.

E. The Management Committee will meet at least once every four (4) months with additional meetings as mutually agreed upon and exchange information and data regarding the implementation of the Program. At least one (1) week before each Management Committee meeting, AGRILIFE will provide CERES with a report on the Program activities performed since the last Management Committee meeting. A preferred format for such reports will be created by the Management Committee. Such reports will contain at least the following with respect to each pending Project (“Basic Report Information”):

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•	status update;

•	actual spending relative to budget, including FTE breakout;

•	description of Subject Inventions and germplasm generated during the period; and

•	copies of slide presentations summarizing research progress.
Upon CERES’ request, additional information, if not specifically included in the Basic Report Information, shall be delivered to CERES as supporting information with respect to each pending Project at the related meeting (“Additional Information”), including, without limitation:
•	breeding records;

•	copies of field or greenhouse books and records;

•	DNA sequencing results of genotypes;

•	detailed descriptions of each genotype sequenced including phenotypes collected;

•	other genotyping data collected including QTL’s and markers;

•	current markers being utilized for genotyping breeding materials; and

•	as may be requested from time to time, copies of raw field trial data.
In addition to providing the Basic Report Information and Additional Information to CERES in connection with such Management Committee meetings, upon CERES’ request, AGRILIFE shall update the Basic Report Information and Additional Information and provide such updated Basic Report Information and Additional Information to CERES within ten (10) days after AGRILIFE’s receipt of such request.
II.	PROGRAM MANAGEMENT
A. A committee of four (4) members (the “Executive Committee”) will oversee the activities between the Parties for the Program. Two (2) members will be nominated by each Party to serve on the Executive Committee. The Executive Committee will meet at least once every six (6) months with additional meetings as mutually agreed upon by the Parties. Each Party will ensure that at least one nominee has sufficient signature authority to enact the obligations of the Executive Committee set forth in this Agreement. Any of the members of the Management Committee may join any such meetings of the Executive Committee unless the Executive Committee unanimously indicates otherwise.

B. The Executive Committee will be responsible and have authority for the approval, rejection, modification, extension and cancellation of Projects and for overseeing the budget for Projects. In connection with each Project, the Executive Committee
1. will be responsible for tracking the milestones specified in the work statement for such Project and will have authority to cancel such

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Project in the event any such milestone is not met; and
2. will have authority to increase or decrease the budget on a semi-annual basis for such Project.
In addition, the Executive Committee will have authority for re-allocating priorities within the Program based on, among other things, any market events and/or any technical successes achieved or difficulties encountered in connection with any Project.

C. Notwithstanding the meeting frequency described in Article II.A., the Executive Committee shall hold a special meeting within ten (10) business days of the Effective Date. At such special meeting, the Executive Committee will consider and take actions it deems appropriate with respect to the following matters: (1) reviewing and confirming the status of the Parties’ existing activities under the Original Agreement as further described in Appendices A, B and C as amended, of the Original Agreement, (collectively, the “Original Workplan”); (2) determining which aspects of the Original Workplan will remain active and transition into Projects under this Agreement; (3) determining the handling of any aspects of the Original Workplan which will not transition into Projects under this Agreement; and (4) any other matters which the Executive Committee deems appropriate to facilitate the transition of Original Workplan activities under the Original Agreement to Projects under this Agreement. The Original Workplan is incorporated herein by reference; however, the Parties acknowledge that each Proposed Project will have a budget and that Appendix B is incorporated herein for informational purposes only.

D. Either Party may submit proposals to the Management Committee for any research and development project that such Party wishes to include as a Project under this Agreement (“Proposed Project”). Any such proposal shall be in the form of Appendix A and shall include at least a reasonably detailed description of such Proposed Project, the goal(s) of such Proposed Project and the proposed timeline, milestones and budget for such Proposed Project. The Management Committee will decide whether to recommend acceptance of the Proposed Project to the Executive Committee within twelve (12) months after its receipt of the proposal for such Proposed Project. The Executive Committee shall consider the Management Committee’s recommended Proposed Projects, if any, at each regular meeting of the Executive Committee, and make the final decision whether to accept or reject each Proposed Project. If the Executive Committee decides to accept and proceed with any such Proposed Project as a new Project under this Agreement, the Executive Committee shall request that the Management Committee develop a scope of work statement (including, without limitation, budget, targeted start date and completion date and agreed upon milestones and deliverables) with respect to such new Project, substantially in the form of Appendix A. Upon the execution of such work statement by the Parties, the research project described in such work statement shall be a Project under this Agreement.

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E. In the event that, following completion of the Proposed Project process set forth in Article II.C., the Executive Committee decides not to fund a Proposed Project within the CERES Field (“Unfunded Proposed Project”), such Unfunded Proposed Project shall be referred by the Executive Committee back to the Management Committee. If AGRILIFE desires to pursue alternate funding opportunities, AGRILIFE shall present not more than one (1) Unfunded Proposed Project annually to the Executive Committee for reconsideration at a regular meeting of the Executive Committee. Upon the Parties’ mutual written agreement, the Management Committee may recommend in writing that the Executive Committee reconsider certain additional Unfunded Proposed Projects from time to time as part of the Executive Committee’s regular meeting agenda. The Executive Committee shall be responsible for determining the outcome of any such Unfunded Proposed Project in a manner which shall not unduly impact the respective interests of the Parties and which is subject to the provisions of Article IV hereof. The Parties contemplate that such potential outcomes may include, but not be limited to, engaging in joint efforts to obtain funding from agencies or organizations that provide grants for research, creating jointly-owned companies that may pursue the Proposed Project, delaying the funding by CERES of such Proposed Project for a reasonable period, or revising the statement of work and budget for the Proposed Project.

F. If the Executive Committee cannot come to a unanimous agreement on any matter for which it is responsible, then the members of the Executive Committee nominated by CERES shall make the final decision with regard to such matter, except that the members of the Executive Committee nominated by AGRILIFE shall make the final decision with regard to whether AGRILIFE has the capacity and capability to perform any Project or whether any proposed budget for any Project is reasonably feasible.
III.	RESEARCH MANAGEMENT

A. The research under each Project will be supervised by the Principal Investigator(s) identified in such Project. No substitution of any such Principal Investigator(s) will be made without the prior written consent of CERES.

B. Each Party acknowledges and agrees that the Projects are research in nature and hence the achievement of the deliverables and/or milestones specified in the Projects cannot be guaranteed. Neither Party guarantees any particular outcome or specific yield arising from any Project.

C. Each Party will require any and all of its employees and researchers who will perform Program activities to sign a statement stating that they have read and understand the obligations of AGRILIFE under Article VI and Article XI. AGRILIFE affirms that, as per The Texas A&M University System Policy 17.01, Subsection 2.2.1, intellectual property conceived or developed with support from TAMUS or any of its members in the form of administered funds shall be owned by TAMUS, and that the funding received from CERES will constitute such administered funds under such policy.

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D. Except in the case of permitted subcontracting as provided in Article III.H, below, each Party will conduct Program activities exclusively in laboratories, greenhouses or fields under full control of or owned by that Party. Each Party will take all reasonable precautions to prevent damage to or third party access to any information related to, or unintentional destruction of or release of, any germplasm created in the Program.

E. Each Party will strictly comply, and use its commercially reasonable efforts to cause its employees and researchers conducting Program activities to comply, with notebook and breeding book keeping policies of the highest standards as applicable in the field. Each Party will record and keep all field evaluation, composition and marker data in user-friendly and secure electronic database format with limited access.

F. Each Party shall be responsible for its compliance, and will comply, with all applicable laws, rules and regulations, including, without limitation, those relating to genetically modified organisms (to the extent the Program involves such organisms), and will obtain any and all permits or authorizations or proceed to any notifications which may be required by such laws, rules and regulations.

When contributing sorghum germplasm for Program activities, the contributing Party will verify what the origin of the material is and inform the other Party in writing from whom/where and approximately on what date such Party initially obtained such germplasm. If the germplasm contributed is governed by the Convention on Biological Diversity (“CBD”) or the International Treaty on Plant Genetic Resources for Food and Agriculture (“ITPGRFA”), the contributing Party will be responsible for obtaining all necessary authorizations to commercialize any such genetic material and the results arising from the use of such genetic material, as applicable under the CBD and/or ITPGRFA, under financial terms and conditions defined by the applicable authorizing body under the CBD or ITPGRFA, as applicable, and neither Party will use any germplasm in the Program for which the preceding condition is not satisfied. Further, each Party shall only contribute germplasm to the Program for which such Party has breeding rights with the right to commercialize the progeny.

G. Any subcontracting of Program activities to a third party by AGRILIFE will be subject to CERES’ prior written approval which will not be unreasonably withheld. CERES may subcontract any Program activities to any third party.
IV.	RESTRICTIONS ON AGRILIFE RESEARCH.
A.	Definitions
1. “Biomass/Bioenergy/Sweet Sorghum” means
a) sorghum or Sorghum [***] which has been identified, bred, or selected for the purpose of conversion to fuels, chemicals, sugar, energy or other bioproducts, including, but not limited to, sorghum

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Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission which has been bred to produce higher biomass yields, higher yields of cellulose, higher yields of sugar, other improved composition, improved agronomics, improved net energy balance or improved energy density or which has been bred to make its cellulose or sugars more available to conversion or more efficiently converted, or
b) sorghum or Sorghum [***] lines that enable better breeding or contribute to the development of commercial products, including, but not limited to, energy, fuels, chemicals, sugar or other bioproducts.
Biomass/Bioenergy/Sweet Sorghum shall not include
c) sorghum or Sorghum [***] which has been improved through breeding for increased starch yields, including, but not limited to, grain sorghums (even where such sorghum must necessarily produce increased yields of sugar to achieve increased starch content), or
d) sorghum or Sorghum [***] which has been improved through breeding for a purpose that does not include conversion to fuels, chemicals, sugar, energy or other bioproducts, including, but not limited to, the purposes of silage, forage, grain or other traditional uses for sorghum for feed or food purposes
2. “CERES Field” means Germplasm Improvement to develop Biomass/Bioenergy/Sweet Sorghum.
3. “Germplasm Improvement” means any activities to improve sorghum or Sorghum [***], including without limitation selection, breeding, marker development or marker assisted breeding or transgenic improvement.
4. “Sorghum [***]” or “Sorghum [***]” means [***] plants (those which do [***] and [***] or [***]) created utilizing the [***] and [***] of the [***] sorghum [***].
B.	AGRILIFE acknowledges and agrees that during the term of this Agreement:
1. To the extent that AGRILIFE conducts, directly or indirectly, any research in the CERES Field, other than in the Program, under any funding or any collaboration agreement other than this Agreement, AGRILIFE agrees not to grant any rights in the CERES Field to any person or entity other than CERES.
2. AGRILIFE will notify CERES in advance in writing of any

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Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission contemplated projects in Germplasm Improvement in sorghum and/or Sorghum [***], outside the CERES Field, that would result in the grant of any rights by AGRILIFE, TAMUS and/or any other TAMUS member to a for-profit person or entity pursuant to a sponsored research agreement or other funded collaboration agreement in which such for-profit person or entity finances such research and, at CERES’ request, to discuss in good faith any such project with CERES, subject to any applicable confidentiality provisions.

3. AGRILIFE’s participation in any third-party sponsored research in Biomass/Bioenergy/Sweet Sorghum, outside the CERES Field, shall be subject to AGRILIFE’S compliance with the Guidelines for Future Collaborative Opportunities (“Guidelines”) which are included in the Amended and Restated Intellectual Property Rights Agreement entered into as of August 27, 2007 by and between TAMUS and CERES, as amended and restated as of September 24, 2011, the “IPRA”). Both Parties agree to comply with such Guidelines.

4. Unfunded Proposed Projects in the CERES Field shall be handled as set forth in Article II.E.

5. AGRILIFE agrees that germplasm developed using any Lines will only be released or made available to third parties for commercialization or Germplasm Improvement if such germplasm
a) is less than five percent (5%) identical to any of the Lines under exclusive option or exclusive license to CERES based on genetic contribution as determined by pedigree,
b) contains no specific Allele(s) optioned or exclusively licensed to CERES to which a Line’s specific valuable phenotype or trait is attributable,
c) contains no Subject Inventions optioned or exclusively licensed to CERES, and
d) contains no CERES proprietary technology or intellectual property.
The foregoing provisions in this Article IV.B.5 do not limit and are subject to Article IV.B.1, Article IV.B.2, Article IV.B.3 and Article IV.B.4.
V.	IN-KIND SUPPORT

A. In partial consideration for the covenants of AGRILIFE contained in this Agreement, within sixty (60) days of the Effective Date or as otherwise set forth in Appendix B, the Parties will enter into good faith negotiations, for a period not to exceed one hundred twenty (120) days without mutual written agreement of the

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Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Parties, for appropriate contractual agreements as applicable for CERES’ provision to AGRILIFE of certain in-kind research support as further described in Appendix B (collectively, “In-Kind Support”) for AGRILIFE’s use in performing Program activities. For the avoidance of doubt, the obligation to enter into good faith negotiations is a material obligation under this Agreement. Any such use of In-Kind Support by AGRILIFE shall be subject to the terms and conditions of a separate written agreement to be negotiated in good faith and entered into by the Parties. Unless otherwise agreed to by CERES in any such separate written agreement, any such use by AGRILIFE shall be solely for Program activities. Unless otherwise agreed by the Parties in such separate written agreements, any Materials, Derivatives, Progeny, germplasm, Hybrids, Lines or other intellectual property arising out of any use by AGRILIFE of In-Kind Support shall be deemed Program Intellectual Property subject to Article IX.

B. Notwithstanding anything else in Article IV, Article IX, this Article or otherwise, in no event shall AGRILIFE publish, use or exploit outside of the Program any CERES Original Materials, Derivatives, Progeny, data, information, intellectual property, technology or in-kind research support (including, without limitation, any In-Kind Support) provided or made available by CERES for use in or otherwise in connection with the Program, or any Derivatives, Progeny or information developed or derived therefrom, without in each instance the prior written consent of CERES, which consent may be granted, withheld or conditioned in CERES’ sole discretion.
VI.	TRANSFER OF MATERIALS
A.	DEFINITIONS
1. “Derivatives” means plants made by a Receiving Party from the Original Materials of the other Party through traditional or artificial means, excluding, however, Progeny of the Original Materials. “Derivatives” further means any plant part or seed of Derivatives or biological samples made from Derivatives, or any Progeny of Derivatives.
2. “Existing License and Material Transfer Agreements” means the license and material transfer agreements listed in Appendix C:
3. “Materials” means Original Materials, Derivatives and Progeny of such Original Materials.
4. “Original Materials” means (i) any plant materials owned, jointly owned or otherwise controlled by a Party (“Originating Party”) and transferred to the other Party (“Receiving Party”) under this Agreement, and any Progeny of such materials, and (ii) any plant part or seed of plant materials included in Article VI.A.4.(i) or biological samples made from plant materials included in Article VI.A.4.(i).

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5. “Progeny” means the offspring of a plant produced through asexual propagation or sexual multiplication or maintenance where such offspring is not substantially genetically different from such plant.
B. It is contemplated that either Party may supply samples to the other Party under the terms of this Article VI.

C. Within thirty (30) days after the Effective Date, CERES shall provide to the OTC (as defined in Article XIV) a list of all Original Materials received by CERES from AGRILIFE, including for each Original Material the designation of the implementing letter it was received under, which are not the subject of any Existing License and Material Transfer Agreement (excluding any publicly available lines or CERES Confidential Information). For any Original Material which has been received by CERES which was not received under an implementing letter, the Parties shall promptly generate an implementing letter. Both Parties shall periodically update such lists of Original Materials transferred and implementing letters during the term of this Agreement.

D. The Parties agree that any Original Materials provided by AGRILIFE to CERES pursuant to this Agreement may be used by CERES and its Affiliated Companies for the following purposes and such other purposes as the Parties may mutually agree upon in writing:
1.	creating Progeny;

2.	creating Derivatives;

3.	research activities, evaluation and the conduct of trials using Materials;
CERES acknowledges that no right in Materials, markers, or DNA sequence data and information, is granted nor grantable herein or in the Original Agreement for CERES’ use for commercial exploitation purposes, and that any grant of commercial exploitation rights must occur through the instrument of a separate agreement, and that such grants of commercial exploitation rights, including without limitation those set forth in the Existing License and Material Transfer Agreements, supersede the limitations on the use for commercial exploitation of Materials, markers, or DNA sequence information, set forth in this Agreement. CERES shall be responsible for its Affiliated Companies’ compliance with this Agreement or any of its provisions.

E. All Original Materials provided by the Originating Party to the Receiving Party should be considered experimental and should be handled by the Receiving Party with appropriate safety precautions. The Receiving Party agrees to exclusively and restrictedly use all Materials under suitable containment conditions, in a safe manner, and in compliance with all applicable state and federal laws and regulations, and not to use Materials on human subjects.

F. The Originating Party of the Original Materials will obtain any permits required for the delivery of such Original Materials to the Receiving Party or

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proceed to any required notifications prior to the delivery of such Original Materials to the Receiving Party, and such Receiving Party will reasonably cooperate with such Originating Party in order to facilitate the issuance of any required permits. The Receiving Party will obtain any authorizations or permits which may be required for its activities with Materials.

G. The Receiving Party agrees that Materials will be used solely for the purpose of the Program and, in the case where CERES is the Receiving Party, for the purposes described in Article VI.D above.

H. The Receiving Party will only grant access to Materials intended for Program activities to its employees or researchers who need access to such Materials for the purpose of the Program and, in the case where CERES is the Receiving Party, for the purposes described in Article VI.D above.

I. The Receiving Party agrees that Materials will not be supplied or made available to any other persons or entities, either within or outside of the Receiving Party, without the prior written approval of the Originating Party. Such Materials will not be sold or transferred for commercial exploitation purposes.

J. Notwithstanding anything to the contrary in this Article VI, the Parties agree that the Materials provided to CERES by AGRILIFE, or made available to CERES by AGRILIFE, or derived by CERES from AGRILIFE Original Materials, in each case under this Agreement or the Original Agreement, may be supplied to any third parties with whom CERES has entered into any collaboration, evaluation (including, without limitation, field evaluation, composition and/or conversion) and/or material transfer agreements or any agreement similar to any of the foregoing (each a “Collaborator”) or any subcontractors of CERES (each a “Subcontractor”), provided that such Collaborator or Subcontractor, as the case may be, (i) will only be allowed to use such Materials for the purpose of the implementation of, and the exercise of its rights and performance of its obligations under, its agreement or agreements with CERES, (ii) will be subject to applicable obligations with respect to such Materials that are consistent with this Agreement and (iii) will have no greater scope of rights in using such Materials than CERES. Upon AGRILIFE’s reasonable written request, CERES will provide to AGRILIFE reasonable, non-confidential information with respect to such Materials provided pursuant to CERES’ agreements with Collaborators provided that CERES has the right to disclose such information to AGRILIFE; any such information will be deemed Confidential Information of CERES.

K. In the event that the Receiving Party desires to utilize Materials for any uses beyond the scope of this Agreement, the Parties shall enter into good faith negotiations to establish the terms and conditions for any such purposes; however, nothing in this Agreement shall be construed as a representation that the Originating Party guarantees the grant of such rights.

L. The Receiving Party will keep and maintain written or electronic records

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of all use by the Receiving Party of the Original Materials provided or made available by the Originating Party under this Agreement and the Original Agreement, including records of Derivatives and Progeny that have been made, and shall provide such records to the OTC and to the other Party within thirty (30) days after each anniversary of the Effective Date of this Agreement.

M. AGRILIFE shall make available to CERES for potential selection and transfer under this Agreement materials developed in the Program in which CERES has indicated an interest or which relate to the CERES Field, subject to the limits of such materials’ physical availability.

N. The Originating Party will accompany each transfer of Original Materials with a transmittal letter that specifies: (i) the roles of each Party involved in the transfer, e.g., who is the Originating Party, (ii) the experimental designation of the Materials and (iii) a statement confirming that the subject Materials are being transferred under the terms of this Agreement. Each Party will provide to the OTC a copy of each such transmittal letter that it provides to the other Party.

O. No transfer of any Material under this Agreement shall change the ownership of such Material.
VII.	TERM AND TERMINATION
A. The term of this Agreement shall begin on the Effective Date and continue for fifteen (15) years unless sooner terminated in accordance with this Article VII or extended by the mutual written agreement of the Parties.

B. This Agreement may be terminated for convenience by CERES at any time prior to the full term of this Agreement set forth in Article VII.A, provided that a written notice is given to AGRILIFE thirty (30) days in advance. However, CERES shall be obligated to pay AGRILIFE for all services, orders, materials, or facilities committed in good faith (and not cancelable or re-allocatable despite AGRILIFE’s efforts to cancel or re-allocate) prior to the effective date of termination.

C. AGRILIFE shall have the right to terminate this Agreement unilaterally with written notice to CERES in case of failure of CERES to satisfy its material obligations under this Agreement, if CERES fails to cure such failure(s) within (i) thirty (30) days for failures to remit payment for amounts due under this Agreement and (ii) ninety (90) days for all other obligations, in each case after receipt of written notice from AGRILIFE specifying such failure(s).

D. If there are no active Projects at any time during the term of this Agreement, then, upon written notice by either Party to the other Party, the Executive Committee will meet to define and decide upon any further research projects to perform under this Agreement. If no such research projects are decided upon by the Executive Committee within three (3) months after such meeting, CERES will have the option to continue any previous Projects that were

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part of the Program, on the same annual budget (adjusted for inflation under the Consumer Price Index (CPI) applicable as of the first day of the calendar quarter in which such continuation is agreed upon) for the remainder of the fifteen (15) year term set forth in Article VII.A. In the event that CERES does not exercise such option within three (3) months from the aforementioned meeting of the Executive Committee, this Agreement may be terminated by either Party upon delivery of a written notice of termination to the other Party with immediate effect.

E. Promptly upon the delivery of a notice of termination of this Agreement, the Parties will meet to discuss the Program, and each Party will provide to the other Party any data, information, germplasm and any other materials that constitute Joint Inventions or Jointly Owned Lines, if still in existence as of the notice of termination and which has not been provided to such other Party prior to the notice of termination.

F. Termination of this Agreement shall not affect the rights and obligations of the Parties under this Agreement accrued prior to termination hereof nor any license grants then in existence, subject to payment of remuneration as set forth in any relevant license/commercialization agreements. Further, at or about the effective date of termination, the Parties will negotiate in good faith to reach agreement as to the rights for CERES to use and commercially exploit Subject Inventions and Lines not covered by any relevant license/commercialization agreement between the Parties, which rights will be addressed in one or more written agreements. Such Subject Inventions and Lines shall be deemed subject to the options set forth in this Agreement and to the terms and conditions of the IPRA. In the event of the expiration or any termination of this Agreement, the following provisions shall survive: Articles IV.A, IV.B.5, V.B., VI.A, VI.D, VI.E, VI.F, VI.G, VI.H,VI.I, VI.K, VI.L and VI.O; VII.E and VII.F.; IX, X, XI, XII, XIII, XIV, XV, XVI, XVIII, XXI, XXII.C, XXII.D, XXII.E, XXII.F, XXII.G, XXII.H, XXII.I, XXII.J, XXII.L, and XXIII.
VIII.	PAYMENT

A. CERES agrees to pay for the direct and indirect cost of work performed under each Project under this Agreement as described in, and up to the maximum amount specified in, the budget for such Project. Within thirty (30) days after the last day of each calendar quarter during the term of this Agreement, AGRILIFE shall provide a written invoice to CERES for the amount of the annual budget for each Project allocated to such calendar quarter as set forth in the work statement for such Project. CERES shall pay such amount within thirty (30) days after CERES’ receipt of such invoice. All payments to AGRILIFE under this Agreement shall be made payable to Texas AgriLife Research and forwarded to the address designated in Article XIV. AGRILIFE acknowledges and agrees that, except with respect to its invoice dated September 30, 2011, all payments required to be made by CERES under the Original Agreement between September 3, 2007 and the Effective Date of this Agreement have been timely made and that CERES

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otherwise has no further payment obligations under the Original Agreement.

B. AGRILIFE will expend these funds as needed for labor, equipment, travel, and other operating costs solely in connection with the research conducted under and in accordance with this Agreement. The unexpended balance or any unused supplies with respect to the Program remaining at the completion of the Program shall remain the sole property of AGRILIFE. Notwithstanding the foregoing sentence, the Parties agree that unexpended funds will be used to extend the term and/or scope of the Program as determined by the Executive Committee and that the Parties shall amend the relevant work statement accordingly.

C. If, at any time, AGRILIFE has reason to believe that the cost of the work with respect to any Project will exceed the applicable amount set forth in any Project work statement, AGRILIFE will promptly notify CERES in writing, giving a revised budget for completion of such work. CERES will not be obligated to reimburse AGRILIFE for any cost in excess of the applicable amount set forth in any Project work statement, and, subject to diligent performance of the Program activities, AGRILIFE will not be obligated to continue such work or incur costs in excess of that amount unless and until this Agreement is amended to increase the maximum amount for such work as mutually agreed upon by the Parties in writing.

D. CERES and AGRILIFE may jointly seek additional funding opportunities from Federal and State funding sources in support of the Program or in support of expansion of the Program. Where accepting funds from such additional sources would conflict with the obligations of AGRILIFE to CERES or with any of CERES’ rights under this Agreement, the IPRA or the Existing License and Material Transfer Agreements, such acceptance of funds will be contingent upon the approval and subsequent amendment of the Agreement by the Parties.
IX.	PROGRAM INTELLECTUAL PROPERTY

A.	Definitions
1. “AGRILIFE Genetic Contribution” means, for any specific Hybrid or New Parental Line: (a) the proportion of the nuclear genes of the Hybrid or the New Parental Line, as applicable, arising from Lines licensed by AGRILIFE to CERES, based on genetic contribution as determined by pedigree and (b) a contribution to be determined on a case-by-case basis in each case where a specific valuable phenotype of that Hybrid or New Parental Line, as applicable, is attributable to specific Allele(s) optioned or licensed to CERES by AGRILIFE.

2. “Allele” means a particular form of one or more genes determinant for a valuable characteristic of a plant (e.g. drought tolerance, specific flowering time), discovered in the Program by AGRILIFE or CERES solely or by AGRILIFE and CERES jointly.

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3. “Copyright” means any copyrightable material and its associated copyright.

4. “Developed by Breeding” means originated by any form of genetic manipulation including but not limited to single or multiple hybridization, backcrossing, genetic transformation or other rearrangement or recombination of genes with or without associated selection.

5. “Hybrid” means a seed or plant that has resulted from genetic crossbreeding between two or more lines where those lines include one or more (i) Lines or (ii) New Parental Lines.

6. “Invention” means any invention or discovery that is or may be patentable or otherwise protectable under title 35 of the U.S. Code.

7. “Jointly-Owned Lines” means Lines which are jointly developed by employees, contractors and/or consultants (other than AGRILIFE) of CERES and employees and/or researchers of AGRILIFE, and Lines where the Materials or Other Contributions of CERES and AGRILIFE have been combined through traditional or artificial means in the Program.

8. “Lines” means (i) sorghum lines or Sorghum [***] or populations created by AGRILIFE in the course of the Program, or (ii) new genetic lines or populations developed by or for CERES (other than by AGRILIFE) through further selection within any sorghum lines or populations created in the course of the Program, as distinguished from crossing followed by selection.

9. “New Parental Lines” means new genetic lines or populations which are Developed by Breeding by CERES and which have one or more of the Lines as progenitors.

10. “Other Contributions” means (i) intellectual and technical contributions to the development of Lines or if from CERES, to the development of Lines, New Parental Lines or Hybrids, such as, without limitation, markers, gene-trait association knowledge or composition knowledge, that inform the breeding and selection process, or transgenic traits and (ii) except with respect to Article IX.A.7 and Article IX.D.1, financial contributions to the development of Lines, or if from CERES, to the development of Lines, New Parental Lines or Hybrids.

11. “Subject Invention” means any Invention conceived and reduced to practice during the term of this Agreement in the conduct of a Project.
B.	Copyright
1. Title. Title to and the right to determine the disposition of any

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Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission copyrights or copyrightable material first produced or composed in the performance of the Program by AGRILIFE employees and/or researchers only shall remain with AGRILIFE. Title to and the right to determine the disposition of any copyrights or copyrightable material first produced or composed in the performance of the Program by CERES employees only shall remain with CERES. Title to and the right to determine the disposition of any copyrights or copyrightable material first produced or composed in the performance of the Program by employees and/or researchers of AGRILIFE and CERES shall remain with AGRILIFE and CERES.

2. License to Copyrightable Materials (excluding software). AGRILIFE grants to CERES an irrevocable, royalty-free, non-transferable, non-exclusive and license in AGRILIFE’s rights in any copyrightable materials (technical data, reports, etc.) first developed in the performance of the Program to use, reproduce, display, perform and otherwise exploit (to the extent not prohibited by applicable law) such copyrightable materials. Such grant excludes rights in computer software (including both source and executable code) first developed under this Agreement, its documentation, and/or information databases (“Software”).

3. Invention Notice (Software). AGRILIFE will notify CERES, in writing stating expressly that each disclosure is a software invention notice under this Agreement within thirty (30) days of receiving a disclosure on Software solely made by employees and/or researchers of AGRILIFE, or of Software jointly made by employees of AGRILIFE and CERES, and each such notice will describe the Software with sufficient specificity to allow assessment by CERES. CERES shall hold such disclosure in confidence and shall not reveal the disclosure to any third party without the written consent of AGRILIFE.

4. First Right to Negotiate for Commercial Exploitation License. Additionally, AGRILIFE grants to CERES a time-limited first right to negotiate a non-exclusive or exclusive, at CERES’ election, commercial exploitation license (i) to use, reproduce, display, perform and otherwise exploit any Software for commercial exploitation purposes, and to distribute and/or sublicense such Software to third parties. CERES shall advise AGRILIFE in writing within ninety (90) days following delivery of such Software to CERES (“Option Period”) whether or not CERES elects to negotiate a license agreement to obtain commercial exploitation rights to such Software. In the event that CERES elects to negotiate for a commercial exploitation license to such Software, the Parties shall initiate negotiation of such license agreement, such negotiations not to extend beyond one hundred eighty (180) days from CERES’ notice of election (“Negotiation Period”) without the mutual consent of both Parties. Such license shall be negotiated in good faith between the Parties, and shall

Amended and Restated Sponsored Research Agreement	Page 16 of 34

contain reasonable business terms common to CERES’ field of commercial interest and proposed application.
C.	Subject Inventions
1. Inventorship and Title. Inventorship of inventions, developments, or discoveries in the performance of the Program (“Subject Inventions”) shall be determined in accordance with U.S. Patent Law, whether or not patent applications are pursued. All rights to Subject Inventions invented solely by employees or researchers of AGRILIFE shall belong solely to AGRILIFE (“AGRILIFE Inventions”). All rights to Subject Inventions invented solely by employees, contractors and/or consultants (other than AGRILIFE) of CERES shall belong solely to CERES (“CERES Inventions”). All rights to Subject Inventions invented jointly by employees or researchers of AGRILIFE and employees, contractors and/or consultants (other than AGRILIFE) of CERES (“Joint Inventions”) shall belong jointly to AGRILIFE and CERES.

2. Marker-Trait Inventions. In the event that a Party uses a mapping population provided by the other Party to discover a marker, Allele or trait, such marker, Allele or trait shall be a Joint Invention, provided, however, that such mapping population is only available to third parties subject to the same condition that the resulting discoveries of markers, Alleles or traits shall be jointly owned by the Party providing the mapping population to the third party, and such third party.

3. Invention Notice (Subject Invention). AGRILIFE will notify CERES, in writing stating expressly that each disclosure is an invention notice under this Agreement within thirty (30) days of reduction to practice or knowledge of conception or discovery of a Subject Invention solely invented by employees and/or researchers of AGRILIFE, or of a Joint Invention, and each such notice will describe the Subject Invention with sufficient specificity to allow assessment by CERES. CERES shall hold such disclosure in confidence and shall not reveal the disclosure to any third party without the written consent of AGRILIFE.

4. Option to Obtain a Commercial Exploitation License. AGRILIFE grants to CERES a time-limited option to obtain an exclusive world-wide commercial exploitation license in AGRILIFE’s rights in Subject Inventions and in Joint Inventions, with the right to grant sublicenses, as set forth below.

5. Exercise of Option to a Commercial Exploitation License. CERES shall advise AGRILIFE in writing within ninety (90) days of such disclosure to CERES of a Subject Invention (“Option Period”) whether or not CERES elects to obtain exclusive commercial exploitation rights to such Subject Invention. In the event that CERES elects to exercise its

Amended and Restated Sponsored Research Agreement	Page 17 of 34

option to obtain a commercial exploitation license to such Subject Invention, the Parties shall initiate negotiation of a license agreement in compliance with the IPRA, such negotiations not to extend beyond one hundred eighty (180) days from CERES’ notice of election (“Negotiation Period”) without the mutual written consent of both Parties. Such license shall be negotiated in good faith between the Parties and shall contain reasonable business terms common to CERES’ field of commercial interest and proposed application and shall allow CERES to direct patent prosecution for the Subject Invention.

6. AGRILIFE shall not file a non-provisional application on any Subject Invention without CERES’ written approval prior to the expiration of the later of (i) the Option Period for such Subject Invention and (ii) the Negotiation Period for such Subject Invention.
D.	Lines
1. Ownership (General). Lines developed by employees, contractors and/or consultants (other than AGRILIFE) of CERES alone without the use of AGRILIFE Materials or Other Contributions, will be owned by CERES. Lines developed by employees and/or researchers of AGRILIFE alone without the use of CERES Materials or Other Contributions will be owned by AGRILIFE. Jointly-Owned Lines jointly developed by employees, contractors and/or consultants (other than AGRILIFE) of CERES and employees and/or researchers of AGRILIFE shall be jointly owned. Lines where the Materials or Other Contributions of CERES and AGRILIFE have been combined through traditional or artificial means in the Program shall be jointly owned.

2. Ownership (CERES breeding program). In the event that CERES or its Affiliated Companies use Jointly-Owned Lines or Lines owned by AGRILIFE in its or its Affiliated Companies’ own breeding program outside the Program in compliance with this Agreement or a license agreement for Lines as provided in Article IX.D.4, the resulting Lines, New Parental Lines or Hybrids developed by CERES or its Affiliated Companies shall be solely owned by CERES, without regard to whether or not the operative license agreement for Lines was in effect at the time of CERES or its Affiliated Companies’ development of such Lines, New Parental Lines or Hybrids. Any use for commercial exploitation of any Lines, New Parental Lines or Hybrids by CERES or its Affiliated Companies shall be subject to CERES obtaining a license under this Article IX.D and pursuant to the IPRA.

3. Option to Obtain a Commercial Exploitation License. AGRILIFE grants to CERES a time-limited option to obtain an exclusive world-wide commercial exploitation license in AGRILIFE’s rights in Lines and in Jointly-Owned Lines with the right to grant sublicenses, as set forth

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below.

4. Exercise of Option to a Commercial Exploitation License. CERES may at any time identify a Line for which it elects to exercise its option. In addition, the Management Committee may nominate a Line in writing to the Executive Committee which, in the Management Committee’s judgment, exhibits valuable characteristics which may be of interest to CERES. The Executive Committee is responsible for determining whether or not to validate each such Line nomination as a formal written disclosure to CERES (“Lines Disclosure”). Any Lines Disclosure by the Executive Committee will state that such disclosure is a Lines Disclosure under this Agreement and describe the Line with sufficient specificity to allow assessment by CERES. CERES shall advise AGRILIFE in writing within ninety (90) days of any such Lines Disclosure to CERES (“Option Period”) whether or not CERES elects to exercise its option to obtain exclusive commercial exploitation rights to such Line to maintain and increase seed of Lines; develop New Parental Lines; develop Hybrids; and sell Hybrids. In the event that CERES elects to obtain a commercial exploitation license to one or more or all Line(s), the Parties shall initiate negotiation of such license agreement in compliance with the IPRA and substantially in the form of the Annexes thereto, such negotiations not to extend beyond one hundred eighty (180) days from CERES’ notice of election (“Negotiation Period”) without the mutual consent of both Parties.

5. The Parties agree that any such license as negotiated by the Parties for Line(s) shall be negotiated in good faith and shall contain reasonable business terms common to CERES’ field of commercial interest and proposed application, and shall contain royalty rates customary in the seed industry, taking into consideration, (i) AGRILIFE Genetic Contribution, (ii) Other Contributions of CERES, (iii) financial contributions of each Party, and (iv) germplasm contributed by CERES, if any, all of the foregoing (i) through (iv) to the development of such Lines, New Parental Lines and Hybrids.

6. Jointly-Owned Lines. Neither AGRILIFE nor CERES shall have the right to commercialize Jointly-Owned Lines without a written agreement between the Parties.

7. In the event that CERES’ option to license a Line has expired and/or CERES does not license a Line developed under the Program, AGRILIFE shall be able to use such Line for any purpose but subject to the restrictions set forth in this Agreement, including but not limited to those restrictions set forth in Article IV, Article V and Article XI and the restrictions set forth in the IPRA.
E.	Intellectual Property Protection for Joint Inventions and Jointly-Owned Lines

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1. CERES shall have the responsibility to pursue statutory protection of Joint Inventions or Jointly-Owned Lines, and shall be the “Administering Party” for the purposes of this Agreement.

2. CERES may, at its sole discretion, make a written request that AGRILIFE be the Administering Party for certain Joint Inventions or Jointly-Owned Lines. Should AGRILIFE agree, it shall provide notice of its agreement in writing and shall be the Administering Party for such Joint Inventions or Jointly-Owned Lines.

3. The Administering Party shall be responsible for retaining counsel, overseeing the process of securing intellectual property protection (i.e., the preparation, filing and prosecution of patent or plant variety rights application(s)) and maintaining intellectual property protection for the mutual benefit of the Parties, in its best judgment, for that which it had prosecution responsibility. In addition to other reporting responsibilities provided below, the Administering Party shall promptly notify the other Party following retention of counsel. The Parties will provide, and cause their respective employees, researchers and agents to provide, all reasonable assistance which may be required in connection with the filing and prosecution of such intellectual property rights, including without limitation the signing of documents.

4. The Administering Party shall keep the non-administering Party advised as to all developments with respect to all patent and plant variety rights application(s) and issued patents and plant variety rights covering AGRILIFE owned or Subject Inventions or Joint Inventions or AGRILIFE owned or Jointly-Owned Lines, which includes supplying copies of all papers received and filed in connection with such applications and patents in sufficient time for the non-administering Party to comment thereon. Any decision which would result in a change of legal inventorship or ownership of a patent, patent application or plant variety rights certificate shall not be taken by an Administering Party unless it has first received authorization in writing from the non-administering Party, provided that the Parties shall comply with U.S. law on inventorship.

5. Each Party agrees to bear all legal expenses incurred by that Party as an Administering Party in obtaining and maintaining patents and plant variety rights, U.S. and foreign, covering Joint Inventions and jointly-owned Lines.

6. Joint Inventions. Subject to the restrictions set forth in Articles IV and V, for Joint Inventions conceived in the performance of the Program, AGRILIFE and CERES shall be deemed independent owners under 35 USC 262, in the absence of a written agreement between the Parties to the

Amended and Restated Sponsored Research Agreement	Page 20 of 34

contrary.
F. All grants of intellectual property rights to CERES pursuant to this Agreement or the IPRA will be subject to the reservation by AGRILIFE of an irrevocable, nonexclusive, royalty-free right to use or practice such intellectual property for research and educational purposes only and for the conduct of third-party sponsored research subject to the terms of this Agreement including without limitation Article IV, Article V and Article XI and the IPRA. This reservation excludes Jointly-Owned Lines and any other intellectual property rights of CERES.

G. If the Parties fail to reach agreement within a Negotiation Period, within thirty (30) days after the end of such Negotiation Period either Party may request through written notification to the other Party that the matter shall be settled in accordance with the following procedures: the disputed contract terms shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his/her appointment its position in writing on the disputed contract terms and conditions. Such expert shall be limited to choosing one of such two (2) Party positions on each of the contract terms and conditions or related group of contract terms and conditions that the expert considers most reasonable in the circumstances and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.
X.	PUBLICATIONS

A. AGRILIFE shall be free to publish the results of research performed under this Agreement after providing CERES with a sixty (60) day period in which to review each publication for patent purposes (enabling disclosures), to identify any inadvertent disclosure of CERES’ Confidential Information (as such term is defined in Article XI), to identify any disclosure of any copyrights, copyrightable materials, Subject Inventions, germplasm, Hybrids, Lines, Alleles or other intellectual property arising out of the Program (“Program Intellectual Property”) and to identify information generated in the Program relating to Materials, Derivatives, Progeny or the association of marker(s) with a gene which has been defined as a Cloning Target. AGRILIFE agrees to delete, at the request of CERES, any disclosure of CERES Confidential Information and/or any information generated in the Program relating to the association of marker(s) with a gene which has been defined as a Cloning Target. Notwithstanding the foregoing, AGRILIFE shall not be required to remove from publications information generated in the Program relating to the association of marker(s) with a gene which has been defined as a Cloning Target after the earliest of the following events: (i) a patent application is filed on the Cloning Target in the U.S.; or (ii) the Management Committee decides that the Cloning Target is no longer a Cloning Target and such decision is reflected in a written document; or (iii) at the conclusion of the Program, except if otherwise agreed by the Parties at

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that time.

B. If necessary to permit the preparation and filing of patent applications and/or to delete any disclosure of CERES’ Confidential Information, or the association of marker(s) with a gene which has been defined as a Cloning Target, AGRILIFE shall agree to an additional delay of publication not to exceed sixty (60) days to prepare and file necessary applications and/or delete such CERES Confidential Information and/or information generated in the Program relating to the association of marker(s) with a gene which has been defined as a Cloning Target. In the event that CERES asks AGRILIFE to file a patent, CERES shall reimburse AGRILIFE for all reasonable, documented costs incurred in such patent application filing(s) as set forth in Article IX. Any further delay of publication shall require a separate agreement between AGRILIFE and CERES. AGRILIFE shall reasonably and in good faith consider and negotiate with CERES with respect to any other requests by CERES to delay any publication.
XI.	CONFIDENTIAL INFORMATION
a)	The Parties intend to reasonably share all information and data that they develop during the course and for the purpose of the Program. At its sole discretion, either Party may designate information and data that it develops and shares with the other as Confidential Information and such Confidential Information shall be subject to the terms of this Article XI.

b)	It is contemplated that the disclosing Party (“Discloser”) may be disclosing certain confidential and/or proprietary information to the receiving Party (“Recipient”) unknown to the general public (hereinafter referred to as “Confidential Information”). The Parties agree that the terms of this Article XI shall apply to any confidential and/or proprietary information that may be disclosed under this Agreement, and that such Confidential Information shall be used solely by Recipient for the purposes contemplated and permitted by this Agreement or the IPRA (“Purpose”). Recipient acknowledges that the above-described Confidential Information is confidential and/or proprietary to Discloser and is claimed to be a valuable, special, and unique asset of Discloser.

c)	Identification of Confidential Information. Confidential Information disclosed that Discloser, in good faith, regards as confidential and/or proprietary shall be clearly marked as “Confidential,” “Proprietary,” or bear any other appropriate notice indicating the sensitive nature of such Confidential Information. Any Confidential Information not easily marked, including Confidential Information that may be orally disclosed, shall, within thirty (30) days of its disclosure, be referenced in writing and designated confidential by Discloser.

d)	Information shall not be afforded the protection of this Article XI of this Agreement if such information:

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i)	has been, is now, or later becomes publicly available through no fault of Recipient;

ii)	has been, is now, or later becomes rightfully learned by Recipient from a third party who is not under restriction or duty imposed by Discloser;

iii)	has been, is now, or later is furnished to third parties by Discloser, if such disclosure is, or has been, made to third parties without similar restriction, duty or limitation of use;

iv)	was known to Recipient prior to the date it received such Confidential Information from Discloser; or

v)	has been, is now, or later is independently developed by Recipient without use of or resort to such Confidential Information, and can be so proven by clear and convincing evidence prepared contemporaneously with such independent development.
e)	Protection of Confidential Information. For a period of three (3) years from the date of termination of a Project under which Confidential Information is disclosed, Recipient will:
i)	Maintain the Confidential Information in confidence;

ii)	Not use any such Confidential Information received from Discloser except for the above-stated Purpose;

iii)	Disclose such Confidential Information received from Discloser only to its employees that have a need to know such Confidential Information in order to fulfill the Purpose; and

iv)	Not disclose any portion of the Confidential Information received from Discloser to any third party without the prior written consent of Discloser, even if such third party is under similar restriction on disclosure with Discloser.
f)	Recipient agrees to use the same degree of care to protect the confidentiality of all Confidential Information it receives as it uses to protect its own confidential and proprietary information which it does not wish to have published or disseminated. However, in no event shall Recipient use less than a reasonable degree of care to protect the Confidential Information received from Discloser. Recipient further agrees that without Discloser’s written consent, Recipient will not electronically record any conversation or meeting with Discloser personnel or photograph any Discloser facility or premises. In the case where AGRILIFE is the Recipient, access to Confidential Information shall be limited to the employees and researchers of AGRILIFE that have a need to access or know such Confidential

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Information.

g)	Notice of Legal Action. If Recipient is under a legal obligation (including, but not limited to, pursuant to law (including Texas Government Code Chapter 552) or court order) to disclose Confidential Information received under this Agreement, Recipient will use reasonable efforts to promptly provide notice to Discloser, and, to the extent permitted by applicable law and, if applicable, authorized by the Office of the Attorney General of the State of Texas will cooperate with Discloser to protect Confidential Information, but only to the extent required by such legal obligation. The Recipient will provide reasonable advance written notice to the Discloser of any such legal requirement and will use reasonable efforts to secure confidential treatment of such Confidential Information prior to its production or disclosure.

h)	Miscellaneous Requirements for Confidential Information. All Confidential Information disclosed under this Agreement shall remain the property of Discloser. At Discloser’s request, all Confidential Information received by Recipient in tangible form shall be promptly returned or destroyed, provided that each Party may retain one (1) copy of such Confidential Information for record keeping purposes and/or for purposes of exercising any rights or performing any obligations that survive any expiration or termination of this Agreement. Nothing in this Article XI shall be construed as granting a license to any patent or copyright. The disclosure of Confidential Information shall likewise not be construed as any representation, warranty, assurance, or inducement by either Party with respect to infringement of any patent or other proprietary right.
XII.	TITLE TO EQUIPMENT

AGRILIFE shall retain title to all equipment, supplies and other items purchased and/or fabricated with funds provided by CERES under this Agreement.

XIII.	GOVERNING LAW

The validity, interpretation, and enforcement of this Agreement shall be governed and determined by the laws of the State of Texas, excluding the conflict of laws rules which might require the application of the laws of another jurisdiction.

XIV.	NOTICES

Formal notices provided under this Agreement must be in writing and delivered by (i) certified mail, return receipt requested, postage prepaid; (ii) hand delivered, costs prepaid; (iii) facsimile with receipt of a successful transmission confirmation; (iv) email; or (v) delivery by a reputable overnight courier service, costs prepaid (in the case of delivery by facsimile or email the notice must be followed immediately by a copy of the notice being delivered by a means provided in (i), (ii), or (v)). The notice will be deemed given on the day the notice

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is received. In the case of notice by facsimile or email, the notice is deemed received at the local time of the receiving machine, and if not received, then the date the follow-up copy is received. Notices must be delivered to the following addresses or at such other addresses as may be later designated in writing. Notices may be required to be delivered under this Agreement to AGRILIFE, to CERES, and to The Texas A&M University System’s Office of Technology Commercialization (“OTC”) acting on behalf of AGRILIFE.

AGRILIFE:	Diane Gilliland
Director, Contracts and Grants
Texas AgriLife Research
The Office of Sponsored Research Services
400 Harvey Mitchell Parkway South, Suite 300
College Station, TX 77845-3578
E-Mail: d-gilliland@tamu.edu
Phone: (979) 845-4781
Fax: (979) 862-7775

CERES:	Director of Business Development
cc: Legal Department
Ceres, Inc.
1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320
Phone: (805) 376-6500
Fax: (805) 376-6549

OTC:	Director, Licensing and Intellectual Property
Office of Technology Commercialization
800 Raymond Stotzer Parkway, Suite 2020
College Station, TX 77845
Phone: (979) 847-8682
Fax: (979) 845-1402
XV.	PUBLICITY

A. AGRILIFE shall have the right to acknowledge the CERES investigator, the AGRILIFE investigator, the nature of the research, and the dollar value of the Agreement and Projects thereunder in AGRILIFE’s records and reports.

B. Neither Party shall indicate, directly or indirectly, any endorsement by the other Party, or any component institution or agency of such other Party, of any products or services of such Party for any reason whatsoever, without obtaining the express, prior written consent of such other Party. CERES shall not use the name of TAMUS, AGRILIFE, or any component institution or agency of TAMUS, nor the names of any of their employees or researchers nor any adaptation in any advertising, promotional or sales literature to be disseminated to

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the public without prior written consent obtained from AGRILIFE in each case, except that CERES may continue any such use that was approved by AGRILIFE or TAMUS prior to the Effective Date without obtaining such consent. Neither AGRILIFE nor TAMUS shall use the name of CERES or any of its Affiliated Companies, nor the names of any of their respective employees or researchers nor any adaptation in any advertising, promotional or sales literature to be disseminated to the public without prior written consent obtained from CERES in each case.

C. Notwithstanding any provision of this Article XV, either of the Parties can disclose or otherwise acknowledge, without restriction, the existence of this Agreement as well as the collaborative relationship between the Parties without the prior consent of the other Party. Notwithstanding the unilateral disclosure rights provided for in this Article XV, if the disclosure or acknowledgement takes the form of a written release by the disclosing Party, the disclosing Party shall provide the other Party a copy of any such unilateral disclosure prior to its release so as to allow the other Party to comment and shall take such comments reasonably into account. However, no advance copy needs to be provided of any releases referred to in this Article XV.C. or of any releases which are identical to previous releases.

D. The Parties may issue joint press releases regarding their collaboration. Any such press release and any press release by either Party will be subject to the prior written approval of both Parties; provided however, that (i) CERES shall have the right to otherwise disclose information as may be required in CERES’ judgment to comply with SEC or IRS regulations or other laws, rules or regulations governing disclosure of information or to (potential) investors or business partners and (ii) AGRILIFE shall have the right to otherwise disclose information as may be required in AGRILIFE’s judgment to comply with laws, rules or regulations governing disclosure of information. Notwithstanding the unilateral disclosure rights provided for in this Article XV, the disclosing Party shall provide the other Party a copy of any such unilateral disclosure preferably prior to its release.
XVI.	EXPORT ADMINISTRATION

The results of the Research Program obtained by AGRILIFE are expected to be ordinarily published and shared broadly with the scientific community and therefore are expected to constitute “fundamental research” as defined under the International Traffic in Arms Regulations (ITAR, 22 CFR Sections 120-130) and the Export Administration Regulations (EAR, 15 CFR Sections 730-774). If CERES discloses to AGRILIFE any CERES Confidential Information that is subject to export control, CERES will alert AGRILIFE in writing at the time of disclosure, at which time AGRILIFE will advise CERES if it desires to take receipt of the export-controlled materials. Neither Party shall export or re-export any United States-origin technology, software, or products, or the direct products of that technology, software

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or products under this Agreement, in violation of United States export control regulations.
XVII.	INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, the Parties shall be, and shall be deemed to be, independent contractors, and neither Party is acting as a partner, joint venturer, agent or employee of the other Party. The employees, researchers, officers or agents of AGRILIFE shall not be considered or deemed to be employees, researchers, officers or agents of CERES. Neither Party shall have authority to make any statements, representations nor commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing by such other Party.

XVIII.	SEVERABILITY

If any of the provisions of this Agreement in the application thereof to any person or circumstance, is rendered or declared illegal for any reason, or shall be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but shall be enforced to the greatest extent permitted by applicable law.

XIX.	HEADINGS

The headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

XX.	COUNTERPARTS

This Agreement may be executed in duplicate counterparts, which taken together shall constitute one single representation between the Parties.

XXI.	DISPUTE RESOLUTION
a)	The Parties shall make every possible attempt to resolve in an amicable manner all disputes between the Parties concerning this Agreement.

b)	The Parties must use the dispute resolution process provided in Chapter 2260, Texas Government Code, and the related rules adopted by the Texas Attorney General to attempt to resolve in the ordinary course of business. CERES must submit written notice of a claim of breach of contract under this Chapter to Dr. Craig Nessler, Director, who will examine CERES’ claim and any counterclaim and negotiate with CERES in an effort to resolve the claim.

XXII.	MISCELLANEOUS

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A. This Agreement, the IPRA and the Existing License and Material Transfer Agreements constitute the entire agreement between the Parties relative to the subject matter hereof and thereof, and may be modified or amended only by a written agreement signed by both Parties. As of the Effective Date, all active, ongoing or proposed activities (including materials developed) by either Party which were initiated under the Original Agreement and are not the subject of the Existing License and Material Transfer Agreements, including without limitation the activities which are the subject of the Original Workplan incorporated by reference as provided in Article II.C, shall be deemed Program activities governed by this Agreement and for the avoidance of doubt, not by the terms and conditions of the Original Agreement which were applicable prior to the Effective Date; subject however to Article II.C and the last sentence of Article VIII.A. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

B. This Agreement binds and inures to the benefit of the Parties, their successor or assigns, but may not be assigned by either Party without the prior written consent of the other Party; provided however, CERES shall have the right to assign its rights and obligations under this Agreement to any Affiliated Company without such prior consent. CERES shall also have the right to assign its rights and obligations under this Agreement to a third party in conjunction with the transfer to such third party of substantially all of the assets of CERES associated with performance under this Agreement or substantially all of the stock of CERES, in each case without such prior consent. “Affiliated Company” means any company owned or controlled by, under common control with or controlling CERES, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the directors. Ceres Sementes do Brasil Ltda., a company incorporated under the laws of Brazil, is an Affiliated Company of CERES.

C. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the right to require such performance at any time thereafter nor shall the waiver by either Party of a breach of any provision be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. The waiver of any provision of this Agreement must be in a writing signed by both Parties.

D. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. If any provision of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, the remainder of this Agreement will not be affected or impaired thereby and will continue to be construed to the maximum extent permitted by law. In lieu of each provision which is invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement by

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mutual written agreement of the Parties, a provision which will be as similar as possible, in economic and business objectives as intended by the Parties, to such invalid, illegal or unenforceable provision, but will be valid, legal and enforceable.

E. Neither Party shall be liable to the other Party for any incidental, indirect, special, or consequential damage, however caused, and on any theory of liability, arising out of or related to this Agreement.

F. If either Party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to a circumstance beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, acts of foreign or domestic terrorism, or embargos, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the Parties to resume performance under this Agreement, provided however, that in no event shall such time extend for period or more than (30) days.

G. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE PROGRAM, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROGRAM OR ANY INTELLECTUAL PROPERTY OR RESEARCH RESULTS OR THAT THE USE OF ANY INTELLECTUAL PROPERTY OR RESEARCH RESULTS WILL NOT INFRINGE ON ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY RESULTING FROM THE PROGRAM OR THE USE OF ANY INTELLECTUAL PROPERTY, ANY RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM.

H. CONCERNING THE INFORMATION AND DATA PROVIDED UNDER THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT.

I. CONCERNING THE MATERIALS PROVIDED UNDER THIS AGREEMENT NO REPRESENTATIONS AND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE PROVIDED HEREIN BY EITHER PARTY,

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NOR ARE ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF LICENSED PATENTS OR OTHER RIGHTS OF THIRD PARTIES PROVIDED HEREIN.

J. All representations, warranties, covenants and agreements made in this Agreement and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be.

K. In compliance with federal law, including provisions of Title IX of the Education Amendments of 1972, Sections 503 and 504 of the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990, AGRILIFE and CERES will not discriminate on the basis of race, sex, religion, color, national or ethnic origin, age, disability or military service in their administration of policies, programs, or activities, admission policies, other programs or employment.

L. Nothing in this Agreement waives or relinquishes the right of either Party to claim any exemptions, privileges and immunities as may be provided by law.

M. The individuals executing this Agreement on behalf of each Party represent that they are each the duly authorized representatives of such Party on whose behalf the individuals are signing, each with full power and authority to bind said Party to each term and condition set forth in this Agreement.
XXIII.	ORDER OF PRECEDENCE

In the event of an inconsistency between the provisions of this Agreement, the inconsistency shall be resolved by giving precedence in the following order:
i)	Any license agreement between CERES and The Texas A&M University System

ii)	This Agreement

iii)	The IPRA

iv)	Project

v)	Other provisions, documents and/or specifications that are expressly incorporated by reference into this Agreement under any Project.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

For Ceres, Inc. (“CERES”)		For Texas AgriLife Research (“AGRILIFE”)

By:	/s/ Richard Flavell	By:	/s/ Bill McCutchen

Name: Richard Flavell, CBE, FRS		Bill McCutchen
Title: Chief Scientific Officer		Executive Associate Director, Texas AgriLife Research

Date:		Date:	9-24-2011

For Ceres, Inc. (“CERES”)		For Texas AgriLife Research (“AGRILIFE”)

By:	/s/ Richard Hamilton	By:	/s/ Craig Nessler

Name: Richard Hamilton		Craig Nessler
Title: President & Chief Executive Officer		Director, Texas AgriLife Research

Date:	9/24/11	Date:	9/24/2011

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Appendix A
Proposed Project Format
Confidential and Proprietary
TITLE
Research Project Plan
Project Leads:
Ceres Contacts:
Revised/Updated:
ID:
Background
1.	PURPOSE

2.	RATIONALE

3.	REFERENCES (if any)
Goals and Deliverables
LIST DELIVERABLES AND MILESTONES:
COMPLETION DATE:
Work Plan
1.	EXPERIMENTAL DESIGN:

2.	TIMELINE and SCHEDULE:

3.	RESPONSIBLE PARTIES:
Resource Impacts
Future Directions

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Appendix B
In-Kind Support
Technology:
Persephone.
Phase I. Within sixty (60) days of the Effective Date of this Agreement, CERES and AGRILIFE will begin good faith negotiations for a software access agreement to enable AGRILIFE’s remote access by up to three (3) named AGRILIFE personnel to access certain Program data solely for AGRILIFE’S use in the Program for a period not to exceed two (2) years from the Effective Date.

Phase II. No later than eighteen (18) months from the Effective Date, CERES and AGRILIFE will begin good faith negotiations for a software license agreement to enable AGRILIFE to deploy software for up to three (3) computers, solely for AGRILIFE’s use in the Program. Upon execution of such software license agreement, the software access agreement contemplated in Phase I will terminate.
Services: Within the later of (i) sixty (60) days after the Effective Date of this Agreement and (ii) the time(s) expressly stated below, CERES and AGRILIFE will begin good faith negotiations for appropriate contractual agreements as applicable for CERES’ provision of the following services to AGRILIFE, solely for AGRILIFE’s use in the Program.
1)	CERES will provide AGRILIFE with certain services for single marker assays as directed by Program objectives, the scope of such services to be discussed and mutually agreed upon at the next regular meeting of the Management Committee following the Effective Date of this Agreement.

2)	CERES will provide AGRILIFE with access to certain CERES breeding nursery locations in the U.S. and Brazil as directed by the Program objectives, the scope of such access to be discussed and mutually agreed upon at the next regular meeting of the Management Committee following the Effective Date of this Agreement.

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Appendix C
Existing License and Material Transfer Agreements
(1)	The Line License Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated October 16, 2009 covering the sorghum Line known as R07007.

(2)	The Line License Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated July 12, 2011 covering the Lines known as A/B.05040-08CS6466/6465 and A/B.05038-08CS6460/6459.

(3)	The Material Transfer Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated April 23, 2008, as amended covering the S1-S2 Materials as defined therein.

(4)	The Material Transfer Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated April 23, 2008, as amended covering the S3 Materials as defined therein.

(5)	The Material Transfer Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated April 23, 2008, as amended covering the S4a Materials as defined therein.

(6)	The Material Transfer Agreement entered into by Ceres, Inc. and The Texas A&M University System (of which AGRILIFE is a part) dated April 23, 2008, as amended covering the S4b Materials as defined therein.

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